Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements of NewBridge Bancorp on Forms S-8 (File No. 333-160071, effective June 18, 2009; File No. 333-147393, effective November 14, 2007; File No. 333-118394, effective August 20, 2004; File No. 333-61046, effective May 16, 2001; and File No. 333-40561, effective November 19, 1997) and Form S-3 (File No. 333-187006, effective April 5, 2013) of our report dated May 17, 2013, relating to our audit of the consolidated financial statements of Security Savings Bank, SSB as of and for the years ended December 31, 2012 and December 31, 2011, which appears in this Current Report on Form 8-K/A of NewBridge Bancorp.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

December 10, 2013